                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                         CAROLINA POWER & LIGHT COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 MERRILL CORP.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

  [LOGO]

Carolina Power & Light Company
PO Box 1551
Raleigh, NC 27602

April 1, 1999

Dear Shareholder:

    It is a pleasure to invite you to attend the 1999 Annual Meeting of the Shareholders of Carolina Power & Light Company. The meeting will be held at 10 o'clock a.m. on May 12, 1999, in the Oak Forest Ballroom at the Sheraton Capital Center Hotel, 421 S. Salisbury Street, Raleigh, North Carolina.

    As described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the only matter scheduled to be acted upon at the meeting is the election of directors.

    Regardless of the size of your holdings, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. Returning the signed card will ensure that your vote is counted at the annual meeting if you do not attend in person. If you attend the meeting and wish to vote in person, the ballot you submit will supersede your proxy card.

    I am delighted that you have chosen to invest in Carolina Power & Light Company and look forward to seeing you at the meeting. On behalf of the management and directors of Carolina Power & Light Company, thank you for your continued support and confidence in 1999.

Sincerely,

/s/ Sherwood H. Smith, Jr.
-----------------------------
Sherwood H. Smith, Jr.
Chairman of the Board

                         VOTING YOUR PROXY IS IMPORTANT

    Your vote is important. Please SIGN, DATE and RETURN the enclosed proxy card promptly so that as many shares as possible will be represented at the Annual Meeting.

    A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1999

    The Annual Meeting of the Shareholders of Carolina Power & Light Company will be held at 10 o'clock a.m. on May 12, 1999, in the Oak Forest Ballroom at the Sheraton Capital Center Hotel, 421 S. Salisbury Street, Raleigh, North Carolina. The meeting will be held in order to:

    (1) Elect (i) four Class I directors of the Company to serve three-year terms; and (ii) one Class II director of the Company to serve a one-year term.

    (2) Transact any other business properly brought before the meeting.

    All shareholders of $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on March 5, 1999, will be entitled to vote. The stock transfer books will remain open.

                                          By order of the Board of Directors.

                                          WILLIAM D. JOHNSON
                                          Senior Vice President and Corporate
                                          Secretary

Raleigh, North Carolina
April 1, 1999

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601

                            ------------------------

                                PROXY STATEMENT

                                    GENERAL

    This Proxy Statement is furnished in connection with the Board of Directors' of Carolina Power & Light Company (Company) solicitation of proxies to be used at the Annual Meeting of Shareholders. That meeting will be held at 10 o'clock a.m. on May 12, 1999, in the Oak Forest Ballroom at the Sheraton Capital Center Hotel, 421 S. Salisbury Street, Raleigh, North Carolina. (For directions to the meeting location, please see map included at the end of the Proxy Statement.) The Proxy Statement and form of proxy were first sent to shareholders on or about April 1, 1999.

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, TO THE PERSONS WHOSE PROXIES ARE SOLICITED. ANY EXHIBIT TO FORM 10-K IS ALSO AVAILABLE UPON WRITTEN REQUEST AT A REASONABLE CHARGE FOR COPYING AND MAILING. WRITTEN REQUESTS SHOULD BE MADE TO MR. MARK F. MULHERN, VICE PRESIDENT AND TREASURER, CAROLINA POWER & LIGHT COMPANY, P. O. BOX 1551, RALEIGH, NORTH CAROLINA 27602.

                                    PROXIES

    The accompanying proxy is solicited by the Board of Directors of the Company and the entire cost of solicitation will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited by telephone, telegraph or personally by officers and employees of the Company, who will not be specially compensated for such services.

    Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. A shareholder may revoke his proxy at any time before it is exercised by filing written notice of revocation or by filing a later valid proxy with the Secretary of the Company. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain specifications will be voted for the election of Directors as set forth in this Proxy Statement, and, in the discretion of the named proxies, upon any other business properly brought before the meeting.

                               VOTING SECURITIES

    The Directors of the Company have fixed March 5, 1999, as the record date for shareholders entitled to vote at the Annual Meeting. Only holders of the Company's $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Holders of $5 Preferred Stock, Serial Preferred Stock and Common Stock will vote together without regard to class, and each share is entitled to one vote. As of March 5, 1999, there were outstanding 237,259 shares of $5 Preferred Stock, 350,000 shares of Serial Preferred Stock and 151,337,503 shares of Common Stock.

    Pursuant to the provisions of the North Carolina Business Corporation Act, Directors will be elected by a plurality of the votes cast by the shares entitled to vote. Withheld votes or shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast. Approvals of other matters to be presented at the Annual Meeting, if any, generally will require the affirmative vote of a majority of the shares voted on such matters. Abstentions from voting and broker non-votes will not have the effect of a "negative" vote with respect to any such matters.

                             ELECTION OF DIRECTORS

    Based on the report of the Corporate Governance Committee (see page 6), the Board of Directors nominates the five nominees listed below. The nominees to serve as Directors in Class I for terms expiring in 2002 and until their respective successors are elected and qualified are: Leslie M. Baker, Jr., William O. McCoy, John H. Mullin, III and J. Tylee Wilson. (The Board of Directors elected Mr. Mullin as a Director in Class I at its meeting held March 17, 1999.) The nominee to serve as Director in Class II for a term expiring in 2000 and until his successor is elected and qualified is Sherwood H. Smith, Jr.

    There are no family relationships among any of the nominees for Director or among any nominee and any Director or officer of the Company or its subsidiaries, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

    Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where specifications are not made, the shares represented by the accompanying proxy will be voted for the election of the five nominees. Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the election of the nominees listed above unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed above will not be available for election as a Director.

    The names of the five nominees for election to the Board of Directors and of the other Directors, along with their ages, principal occupations or employment for the past five years, and current directorships are set forth below. Information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by all current Directors appears on pages 4 and 5 of this Proxy Statement.

                        NOMINEES FOR ELECTION -- CLASS I
                            (Terms Expiring in 2002)

    LESLIE M. BAKER, JR., age 56, is Chairman, President and Chief Executive Officer of Wachovia Corporation, an interstate bank holding company (since April
1998). He previously served as President and Chief Executive Officer of Wachovia Corporation (from January 1994 to April 1998) and as President and Chief Operating Officer of Wachovia Corporation (from February 1993 to December 1993). He also served in various executive capacities for subsidiaries of Wachovia Corporation. He has served as a Director of the Company since 1995.

    JOHN H. MULLIN, III, age 57, is Chairman of Ridgeway Farm, LLC, a limited liability company engaged in timber and agricultural activities. He has served as a Director of the Company since March 17, 1999 and also serves as a director of ACX Technologies, Inc., Alex Brown Realty, Inc., The Liberty Corporation, and is a Trustee of the Putnam Funds.

    WILLIAM O. MCCOY, age 65, is a partner in Franklin Street Partners, an investment management firm. He previously served as Vice President-Finance of the University of North Carolina (from 1995 to 1998) and Vice Chairman of the Board of BellSouth Corporation (from 1984 to 1994) and President and Chief Executive Officer of BellSouth Enterprises (from 1986 to 1994). He has served as a Director of the Company since 1996 and also serves as a director of The Kenan Corporation, Liberty Corporation and Weeks Corporation, and as a Trustee of Fidelity Investments.

    J. TYLEE WILSON, age 67, is retired Chairman and Chief Executive Officer of RJR Nabisco, Inc. He has served as a Director of the Company since 1987 and also serves as a director of BellSouth Corporation.

                        NOMINEE FOR ELECTION -- CLASS II
                            (Term Expiring in 2000)

    SHERWOOD H. SMITH, JR., age 64, is Chairman of the Company's Board of Directors (since October 1996). He previously served as Chairman and Chief Executive Officer (from 1992 to October 1996) and previously as Chairman/President and Chief Executive Officer. He has served as a Director of the Company since 1971 and also serves as a director of Wachovia Corporation, Springs Industries, Inc., and Northern Telecom Limited, and as a Trustee of The Northwestern Mutual Life Insurance Company.

                   DIRECTORS CONTINUING IN OFFICE -- CLASS II
                            (Terms Expiring in 2000)

    EDWIN B. BORDEN, age 65, is President of The Borden Manufacturing Company, a textile management services company. He has served as a Director of the Company since 1985 and also serves as a director of Jefferson-Pilot Corporation, Triangle Bancorp, Inc., Ruddick Corporation and Winston Hotels, Inc.

    RICHARD L. DAUGHERTY, age 63, is the Executive Director of NCSU Research Corporation, a development corporation of the Centennial Campus of North Carolina State University (since March 1995). He previously served as Vice President of IBM PC Company, manufacturers and distributors of personal computers worldwide, and also as Senior State Executive for IBM Corporation in North Carolina. Mr. Daugherty retired from IBM in August 1994. He has served as a Director of the Company since 1992.

    ROBERT L. JONES, age 62, is President of Davidson and Jones Corporation, general contractors/ developers and operators of real estate properties. He has served as a Director of the Company since 1990 and also serves as a director of Giant Cement Holding, Inc.

                  DIRECTORS CONTINUING IN OFFICE -- CLASS III
                            (Terms Expiring in 2001)

    WILLIAM CAVANAUGH III, age 60, is President and Chief Executive Officer of the Company (since October 1996). He previously served as President and Chief Operating Officer of the Company (from September 1992 to October 1996). Prior to September 1992, he served in various executive capacities for Entergy Corporation and its affiliates. He has served as a Director of the Company since 1993, and also serves as a director of Weeks Corporation.

    CHARLES W. COKER, age 65, is Chairman of Sonoco Products Company, a manufacturer of paperboard and paper and plastics packaging products (since April 1998). He previously served as Chairman and Chief Executive Officer of Sonoco Products Company (from 1976 to April 1998). He has served as a Director of the Company since 1975 and also serves as a director of BankAmerica Corporation, Sara Lee Corporation and Springs Industries, Inc.

    ESTELL C. LEE, age 63, is President of The Lee Company, a building supplies company. Previously, she was Secretary of the North Carolina Department of Economic and Community Development and President of Seacor, Inc. She has served as a Director of the Company since 1988.

                             PRINCIPAL SHAREHOLDERS

    The Company does not know of any shareholder that owned more than five percent (5%) of any class of the Company's voting securities as of December 31, 1998.

                      MANAGEMENT OWNERSHIP OF COMMON STOCK

    The following table describes the beneficial ownership of the Common Stock of the Company and ownership of Common Stock units as of December 31, 1998, of
(i) all current Directors and nominees for Director, (ii) each executive officer of the Company named in the Summary Compensation Table presented later in this document and (iii) all Directors and executive officers as a group. A unit of Common Stock does not represent an equity interest in the Company and possesses no voting rights, but is equal in value at all times to a share of Common Stock. As of December 31, 1998, none of the individuals or group in the above categories owned one percent (1%) or more of any class of the Company's voting securities.

---------------------------------------------------------------------------

                                     NUMBER OF SHARES OF COMMON STOCK
                                      BENEFICIALLY OWNED(1) AND UNITS
                                               REPRESENTING
     NAME                              SHARES OF COMMON STOCK(2,3,4)
---------------------------------------------------------------------------
Leslie M. Baker, Jr.                   1,000             Common Stock
                                       4,260(2)          Units
Edwin B. Borden                        4,528             Common Stock
                                      16,311(2)          Units
William Cavanaugh III                114,157(7)          Common Stock
                                      70,856(3,4,5,6)    Units
Charles W. Coker                       3,448(8)          Common Stock
                                      19,442(2)          Units
Richard L. Daugherty                     850             Common Stock
                                       9,428(2)          Units
Cecil L. Goodnight                    25,135(9)          Common Stock
                                       6,855(3,4,5)      Units
Glenn E. Harder                       29,632(10)         Common Stock
                                       9,425(3,4,5)      Units
Robert L. Jones                        2,000             Common Stock
                                      12,975(2)          Units
Estell C. Lee                          4,484(11)         Common Stock
                                      15,965(2)          Units

---------------------------------------------------------------------------
                                     NUMBER OF SHARES OF COMMON STOCK
                                      BENEFICIALLY OWNED(1) AND UNITS
                                               REPRESENTING
     NAME                              SHARES OF COMMON STOCK(2,3,4)
---------------------------------------------------------------------------
William O. McCoy                       1,000             Common Stock
                                       2,164(2)          Units
Robert B. McGehee                     20,298(12)         Common Stock
                                       8,850(4,5,6)      Units
William S. Orser                      46,012(13)         Common Stock
                                      21,111(3,4,5)      Units
John H. Mullin, III                        0             Common Stock
                                           0             Units
Sherwood H. Smith, Jr.                30,489(14)         Common Stock
                                      53,073(3,6)        Units
J. Tylee Wilson                        5,000             Common Stock
                                       4,059(2)          Units
Shares of Common Stock
  beneficially owned by all
  directors and executive
  officers of the Company as
  a group (19 persons)               342,369             Common Stock

------------------------------

    (1)Unless otherwise noted, all shares of Common Stock set forth in the table are beneficially owned, directly or indirectly, with sole voting and investment power, by such shareholder.

    (2)Consists of units representing Common Stock of the Company under the Directors' Deferred Compensation Plan and the Non-Employee Director Stock Unit Plan (see "Directors' Compensation" on page 8).

    (3)Consists of performance units under the Long-Term Compensation Program.

    (4)Consists of performance shares awarded under the Performance Share Sub-Plan of the 1997 Equity Incentive Plan (see "Long-Term Incentive Plan Awards Table" on page 13 and footnote 1 thereunder for performance shares awarded in
1998).

    (5)Consists of replacement units to replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made but for the deferral of salary under the Deferred Compensation Plan for Key Management Employees and contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended (see "Summary Compensation Table" on page 10 and footnote 4 thereunder).

    (6)Consists of performance units recorded to reflect awards deferred under the Management Incentive Compensation Plan.

    (7)Includes 100,000 shares of Restricted Stock and 198 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (8)Includes 3,248 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (9)Includes 16,500 shares of Restricted Stock and 16 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (10)Includes 28,000 shares of Restricted Stock.

    (11)Includes 160 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.

    (12)Includes 18,600 shares of Restricted Stock.

    (13)Includes 40,000 shares of Restricted Stock.

    (14)Does not include 900 shares owned by members of immediate family to which beneficial ownership has been disclaimed.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of their holdings and transactions in the Company's securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and other information, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers with respect to the Company's 1998 fiscal year were met.

                               BOARD OF DIRECTORS

    The Board of Directors is currently comprised of eleven members. The Board of Directors met six times in 1998. Average attendance of the Directors at the meetings of the Board and its Committees held during 1998 was 91%. Because of unavoidable conflicts, Mr. Jones attended fewer than 75% of the aggregate number of meetings of the Board and of the Board Committees on which he served.

    The Board of Directors appoints from its members an Executive Committee, a Committee on Audit and Corporate Performance, a Committee on Finance, a Committee on Operations and Development, a Committee on Organization and Compensation, and a Corporate Governance Committee (formerly the Nominating Committee). At its July 17, 1998 meeting, the Board replaced the Nominating Committee, which held one meeting in 1998, with the Corporate Governance Committee. The membership and functions of the standing Board Committees, as of December 31, 1998, are discussed below.

                              EXECUTIVE COMMITTEE

    The Executive Committee is presently composed of one Officer/Director and four Directors-- Messrs. Sherwood H. Smith, Jr., Chairman, William Cavanaugh III, Richard L. Daugherty, Robert L. Jones and William O. McCoy. The authority and responsibility of the Executive Committee are provided in the Company's Charter and By-Laws. The Committee held no meetings in 1998.

                               COMMITTEE ON AUDIT
                           AND CORPORATE PERFORMANCE

    The Committee on Audit and Corporate Performance is presently composed of four non-employee Directors--Mr. Leslie M. Baker, Jr., Chairman, Ms. Estell C. Lee and Messrs. Richard L. Daugherty and Sherwood H. Smith, Jr. The work of this Committee includes reviewing the annual financial results of the Company and monitoring the activities of the independent auditors and the internal audit department. The Committee also reviews corporate goals established by the Company and the Company's progress in achieving these goals. The Committee held three meetings in 1998.

                         CORPORATE GOVERNANCE COMMITTEE

    The Corporate Governance Committee is presently composed of four non-employee Directors-- Messrs. J. Tylee Wilson, Chairman, Leslie M. Baker, Jr., Edwin B. Borden and Charles W. Coker. This Committee is responsible for making recommendations to the Board with respect to the governance of the Company and the Board. Its responsibilities include recommending amendments to the Company's Charter and By-Laws, making recommendations regarding the structure, charter, practices and policies of the Board, ensuring that processes are in place for annual CEO performance appraisal and review of succession planning and management development, recommending a process for the annual assessment of Board performance, recommending criteria for Board membership, reviewing the qualifications of and recommending to the Board nominees for election. The Committee will consider qualified candidates for director nominated by shareholders at an annual meeting of shareholders; provided, however, that written notice of any shareholder nominations must be received by the Secretary of the Company no later than the close of business on the 60(th) day prior to the first anniversary of the immediately preceding year's annual meeting. The Committee held eight meetings in 1998.

                              COMMITTEE ON FINANCE

    The Committee on Finance is presently composed of five non-employee Directors--Messrs. William O. McCoy, Chairman, Charles W. Coker, Richard L. Daugherty, Sherwood H. Smith, Jr. and J. Tylee Wilson. The Committee reviews and oversees the Company's financial policies and planning, strategic planning and investments and pension funds. The Committee also monitors the Company's risk management activities and reviews the Company's dividend policy and proposed budget. The Committee held six meetings in 1998.

                            COMMITTEE ON OPERATIONS
                                AND DEVELOPMENT

    The Committee on Operations and Development is presently composed of four non-employee Directors--Messrs. Edwin B. Borden, Chairman, Leslie M. Baker, Jr., Robert L. Jones and Ms. Estell C. Lee. The Committee examines the Company's projections of the economic development of the Company's service area and the estimates of sales and load growth. The Committee considers recommendations on the locations of generating facilities and types of fuels for these facilities. It also reviews the operation of the Company's generating plants, including construction and modifications. The Committee held three meetings in 1998.

                           COMMITTEE ON ORGANIZATION
                                AND COMPENSATION

    The Committee on Organization and Compensation is presently composed of five non-employee Directors--Messrs. Charles W. Coker, Chairman, Edwin B. Borden, Robert L. Jones, William O. McCoy and J. Tylee Wilson. The Committee ascertains that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and develop the potential of these employees. The Committee reviews all executive development plans, makes executive compensation decisions and oversees plans for management succession. The Committee held nine meetings in 1998.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                            DIRECTORS' COMPENSATION

    Directors who are not employees of the Company receive an annual retainer of $35,000, of which $15,000 is automatically deferred under the Directors' Deferred Compensation Plan (see below), and an attendance fee of $1,500 per meeting for regularly scheduled Board meetings. Directors who are not employees of the Company also receive an attendance fee for committee meetings of $1,000. The Chairman of each Committee receives an additional retainer of $3,000 per year. Directors who are officers do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incident to their service as Directors.

    In addition to the $15,000 in annual retainer and any matching contributions under the incentive compensation program that are automatically deferred, outside Directors may elect to defer any portion of the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Directors' Deferred Compensation Plan. Any deferred fees are deemed to be invested in a number of Units of Common Stock of the Company, but participating Directors receive no equity interest or voting rights in the Common Stock. The number of Units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of the Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of Units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Common Stock represented by the Units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of a share of the Company's Common Stock on the date of payment multiplied by the number of Units credited to the participant's account.

    Directors are also eligible for matching contributions of up to $15,000 under an incentive compensation program. Awards under this program are based upon the achievement of the corporate incentive goals established each year by the Board and used as the basis for a matching contribution of shares of Common Stock for participating employees in the Company's Stock Purchase-Savings Plan. In the event that five of the corporate incentive goals are met, the $15,000 portion of the annual retainer that is automatically deferred pursuant to the Directors' Deferred Compensation Plan will be increased by 50 percent, with an additional 10 percent increase for each corporate incentive goal met in excess of five (up to a maximum matching contribution of 100 percent). Such matching contribution is automatically deferred until the Director's retirement.

    Effective January 1, 1998, the Board of Directors Retirement Plan was replaced by the Non-Employee Director Stock Unit Plan. Directors had the option of rolling the value of their benefits under the Retirement Plan into the Stock Unit Plan. The Stock Unit Plan provides for an annual grant of 150 "stock units" to each non-employee Director who has served on the Board for at least one year and for matching grants of up to 150 additional units to be awarded to those Directors for each year in which certain incentive goals established by the Board are met. Each unit is equal in value to one share of the Company's Common Stock. The number of units is adjusted from time to time to reflect the payment of dividends with respect to the Common Stock of the Company. Benefits under the Plan vest after a participant has been a member of the Board for five years, and are payable solely in cash.

    All of the Directors who were existing Directors or retired Directors on or prior to September 16, 1998, participate in a Directors' Educational Contribution Plan. The Plan is funded by policies of corporate-owned life insurance on the lives of pairs of Directors, with proceeds payable to the Company at the death of the second to die in each pair. All costs of the Plan are expected to be covered from the life insurance proceeds to be received by the Company. Pursuant to this Plan, the Company will make a contribution in the name of each Director to an educational institution or approved educational foundation or fund in North Carolina or South Carolina selected by the Director and approved by the Executive Committee of the Board of Directors. The contribution will be made at the later to occur of the retirement of the Director from the Board of Directors or ten years from the date of adoption of the Plan. If a Director has served as a Director for at least five but less than ten years at the time the contribution is to be made, the Company will contribute $250,000 in the name of the Director. If the Director has served for ten or more years, the amount of the contribution will be $500,000. The Plan was discontinued September 16, 1998 and will not be offered as a benefit for any Director who joins the Board subsequent to that date. The Plan may be terminated at any time in the discretion of the Executive Committee without recourse or obligation to the Company.

    Mr. Sherwood H. Smith, Jr., a member of the Board and former Chief Executive Officer of the Company, retired from the Company on December 31, 1996. In anticipation of his retirement, Mr. Smith entered into a personal services contract with the Company for the period October 1, 1996, through September 30, 1999. Under the terms of the contract, Mr. Smith performs, as a non-employee, the duties of the Chairman of the Company's Board of Directors and of the Executive Committee of said Board. Additionally, Mr. Smith performs certain personal services, subject to the request and general direction of the Company's Chief Executive Officer, related to representing the Company and its subsidiaries in various areas, including industry, governmental, public relations, economic development and civic matters, and assisting the Company in furthering its business purposes. Pursuant to the agreement, in 1998, the Company paid Mr. Smith $330,996 for the services he rendered and provided perquisites, including office space, secretarial support, business travel expenses, a company network telephone and facsimile equipment, and a mobile telephone, valued at approximately $85,448.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                 ------------------------
                                           ANNUAL COMPENSATION                      AWARDS           PAYOUTS
                           -----------------------------------------------------------------------------------
                                                                    OTHER         RESTRICTED
                                                                    ANNUAL           STOCK            LTIP          ALL OTHER
        NAME AND                   SALARY(1)      BONUS(2)      COMPENSATION(3)  AWARD(S)(4,5)     PAYOUTS(6)      COMPENSATION(7)
   PRINCIPAL POSITION       YEAR      ($)           ($)              ($)              ($)              ($)             ($)
-------------------------------------------------------------------------------------------------------------------------------
William Cavanaugh III,       1998   $700,027      $ 400,000(8)     $90,228(9)     $4,240,076(10)         N/A        $199,614(11)
  President and              1997    600,024        340,000(12)     20,108            24,150             N/A         175,522
  Chief Executive Officer    1996    525,000        315,000(13)      7,067            22,030             N/A          79,488

William S. Orser,            1998   $397,345      $ 160,000        $ 4,537        $1,698,088(14)         N/A        $ 67,243(15)
  Executive Vice             1997    351,237        126,000          5,585            11,844             N/A          56,578
  President                  1996    321,000        125,000          4,620            10,628             N/A          47,750

Glenn E. Harder,             1998   $278,306      $ 112,000        $ 3,552        $1,188,156(16)     $38,406        $ 36,914(17)
  Executive Vice             1997    249,120         90,000          3,462             7,383             N/A          31,827
  President and Chief        1996    234,000         90,000          4,248             6,232             N/A          24,699
  Financial Officer

Robert B. McGehee,           1998   $259,158      $  90,000        $ 2,216        $  789,588(18)         N/A        $ 63,062(19)
  Senior Vice President      1997    136,798         61,250(20)     33,101(21)         1,566             N/A         226,400(22)
  and General Counsel        1996        N/A            N/A            N/A               N/A             N/A             N/A
  (employed as of May 20,
  1997)

Cecil L. Goodnight,          1998   $230,009      $  75,000(23)    $45,559(24)    $  697,911(25)     $25,632        $ 40,286(26)
  Senior Vice President      1997    194,037         60,000          2,807             1,178             N/A          36,299
                             1996    167,000         51,000          5,287             1,047             N/A          32,232
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

    (1)Consists of base salary prior to (i) employee contributions to the Stock Purchase-Savings Plan and (ii) voluntary deferrals, if any, under the Deferred Compensation Plan for Key Management Employees or the Executive Deferred Compensation Plan. See "Other Benefit Opportunities" on page 20.

    (2)Except as otherwise noted, consists of amounts awarded with respect to performance in the stated year under the Management Incentive Compensation Plan. See "Other Annual Compensation Opportunities" on page 17.

    (3)Consists of gross-up payments for certain federal and state income tax obligations, and where indicated by footnote disclosure, certain perquisites.

    (4)Includes the value of restricted stock awards as of the grant date (calculated by multiplying the closing market price of the Company's unrestricted stock on the date of grant by the number of shares awarded) granted pursuant to the Company's 1997 Equity Incentive Plan. None of the restricted stock awards will vest, in whole or in part, in under three years from the date of grant. During the period for which the shares are restricted, the grantee will receive all voting rights and cash dividends associated with the restricted stock.

    (5)Includes the value of performance units credited to the account of a participant to replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made on behalf of the participant but for the deferral of salary under the Deferred Compensation Plan for Key Management Employees and compensation limitations under Section 415 of the Internal Revenue Code of 1986, as amended ("Replacement Units"). Replacement Units do not represent an equity interest in the Company and the crediting of such Units to a participant's account does not convey any voting rights. However, a Replacement Unit is equal in value at all times to a share of the Company's Common Stock. Additional Replacement Units are credited from time to time to reflect the payment of dividends on the underlying Common Stock. For participant's with less than five years of service with the Company, these Replacement Units vest two years from the end of the calendar year in which they are granted. Participants with five or more years of service with the Company are 100% vested in all Replacement Units credited to their accounts. Payment of the value of the Replacement Units will be made in cash and will generally be made at such time as a participant retires or is no longer a full-time employee of the Company. The amount of the payment will equal the market value of a share of the Company's Common Stock on the payment date of payout multiplied by the number of units credited to the account of the participant. See "Other Benefit Opportunities" on page 20.

    (6)Consists of the value of payouts of awards granted under the Company's Long-Term Compensation Program.

    (7)Amounts reported in this column include dividends earned in 1998 on awards granted under the Long-Term Compensation Program and the Performance Share Sub-Plan.

    (8)Mr. Cavanaugh has elected to defer receipt of this award until after his date of retirement.

    (9)Consists of (i) $19,111 in gross-up payments for certain federal and state income tax obligations; and (ii) certain perquisites, including spousal travel and meal expenses of $23,679, and an automobile allowance of $18,600, both of which exceed threshholds for footnote disclosure.

    (10)Consists of (i) 100,000 shares of Restricted Stock valued at $4,706,250 as of December 31, 1998; and (ii) 758 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant.

    (11)Consists of (i) $44,658 which represents dividends earned in 1998 on performance units awarded under the Long-Term Compensation Program; (ii) $42,559 which represents dividends earned in 1998 on performance shares awarded under the Performance Share Sub-Plan; (iii) $6,650 which represents Company contributions under the Stock Purchase-Savings Plan; and (iv) $105,747 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (12)Mr. Cavanaugh has elected to defer receipt of 50 percent of this award until after his date of retirement.

    (13)Mr. Cavanaugh has elected to defer receipt of this award until his date of retirement.

    (14)Consists of (i) 40,000 shares of Restricted Stock valued at $1,882,500 as of December 31, 1998; and (ii) 354 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant.

    (15)Consists of (i) $18,145 which represents dividends earned in 1998 on performance units awarded under the Long-Term Compensation Program; (ii) $16,497 which represents dividends earned in 1998 on performance shares awarded under the Performance Share Sub-Plan; (iii) $6,650 which represents Company contributions under the Stock Purchase-Savings Plan; and (iv) $25,951 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (16)Consists of (i) 28,000 shares of Restricted Stock valued at $1,317,750 as of December 31, 1998; and (ii) 217 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant.

    (17)Consists of (i) $3,719 which represents dividends earned in 1998 on performance units awarded under the Long-Term Compensation Program; (ii) $11,629 which represents dividends earned in 1998 on performance shares awarded under the Performance Share Sub-Plan; (iii) $6,650 which represents Company contributions under the Stock Purchase-Savings Plan; and (iv) $14,916 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (18)Consists of (i) 18,600 shares of Restricted Stock valued at $875,363 as of December 31, 1998; and (ii) 136 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant.

    (19)Consists of (i) $11,584 which represents dividends earned in 1998 on performance shares awarded under the Performance Share Sub-Plan; (ii) $5,240 which represents Company contributions under the Stock Purchase-Savings Plan; and (iii) $46,238 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

    (20)Mr. McGehee has elected to defer receipt of this award until after his date of retirement.

    (21)Includes gross-up payments of $31,344 for certain federal and state income tax obligations due to the receipt of shares of Company Common Stock granted in connection with commencement of Mr. McGehee's employment.

    (22)Consists of (i) $3,397 which represents dividends earned in 1997 on performance shares awarded under the Performance Share Sub-Plan; (ii) $2,399 which represents Company contributions under the Stock Purchase-Savings Plan;
(iii) $45,944 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program; (iv) $34,160 which represents the value as of April 13, 1997, of 1,000 shares of Company Stock purchased by the Company for the account of Mr. McGehee under the terms of his Employment Agreement with the Company; (v) $100,000 paid to compensate Mr. McGehee for relocation expenses and certain relocation benefits pursuant to his Employment Agreement with the Company; and
(vi) $40,500 paid pursuant to said Employment Agreement, which required that it be treated as if it were a one-year deferral in 1997 under the Key Management Deferred Compensation Plan.

    (23)Mr. Goodnight has elected to defer receipt of 50 percent of this award until after his date of retirement.

    (24)Consists of (i) $6,481 in gross-up payments for certain federal and state income tax obligations; and (ii) certain perquisites, including club dues of $18,853, and an automobile allowance of $16,200, both of which exceed thresholds for footnote disclosure.

    (25)Consists of (i) 16,500 shares of Restricted Stock valued at $776,531 as of December 31, 1998; and (ii) 71 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant.

    (26)Consists of (i) $2,482 which represents dividends earned in 1998 on performance units awarded under the Long-Term Compensation Program; (ii) $8,955 which represents dividends earned in 1998 on performance shares awarded under the Performance Share Sub-Plan; (iii) $7,650 which represents Company contributions under the Stock Purchase-Savings Plan; and (iv) $21,199 which represents the dollar value of the premium relating to the term portion and the present value of the premium relating to the whole life portion of the benefit to be received pursuant to the Executive Permanent Life Insurance Program.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                                                           NUMBER OF     PERFORMANCE
NAME                                                                                       UNITS(1)      PERIOD ENDS
----------------------------------------------------------------------------------------  -----------  ---------------
William Cavanaugh III,
  President and Chief Executive Officer.................................................      11,814           2000

William S. Orser,
  Executive Vice President..............................................................       4,501           2000

Glenn E. Harder,
  Executive Vice President
  and Chief Financial Officer...........................................................       3,150           2000

Robert B. McGehee,
  Senior Vice President
  and General Counsel...................................................................       2,925           2000

Cecil L. Goodnight,
  Senior Vice President.................................................................       2,588           2000

--------------------------

    (1)Consists of the number of performance shares awarded in 1998 under the Performance Share Sub-Plan of the 1997 Equity Incentive Plan, based on the closing price of a share of the Company's Common Stock on March 17, 1998, as published in THE WALL STREET JOURNAL. Performance Share awards may range from 20% to 75% of a participant's base salary depending on the participant's position and job value. The number of performance shares awarded are recorded in a separate account for each participant, and are adjusted to reflect dividends, stock splits or other adjustments in the Company's Common Stock. The performance period for an award under the Sub-Plan is the three-consecutive-year period beginning in the year in which the award is granted. The sole performance measure under the Sub-Plan is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period divided by the closing value of the stock on the last trading day of the preceding year. Awards under the Sub-Plan vest on January 1 following the end of the three-year performance period, provided, however, that to determine each award vested under the Sub-Plan, the TSR of the Company is compared to the TSR of a Peer Group comprised of the twenty-seven major electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States. The difference between the Company TSR and the Peer Group TSR is used to determine the multiplier that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0 to 200%.) The multiplier is applied to the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of the Company's Common Stock, as published in THE WALL STREET JOURNAL on the last trading day before payment of the award.

    Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum on or about April 1 of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, disability, normal retirement or a change-in-control of the Company, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using a multiplier that is based on the difference between the Company TSR and the Peer Group TSR over the portion of the performance period that was completed before the terminating event occurred. See "Long-Term Compensation Opportunities" on page 18.

                               PENSION PLAN TABLE

---------------------------------------------------------------------

                                  ESTIMATED ANNUAL PENSION AT NORMAL
                                              RETIREMENT
AVERAGE COMPENSATION                 (YEARS OF CREDITED SERVICE)
---------------------------------------------------------------------

                                                       15 1/2 OR MORE
                                 10 YEARS   15 YEARS       YEARS
---------------------------------------------------------------------
$190,000                         $  76,000  $ 114,000    $  117,800
 255,000                           102,000    153,000       158,100
 320,000                           128,000    192,000       198,400
 385,000                           154,000    231,000       238,700
 450,000                           180,000    270,000       279,000
 515,000                           206,000    309,000       319,300
 555,000                           222,000    333,000       344,100
 595,000                           238,000    357,000       368,900
 635,000                           254,000    381,000       393,700
 675,000                           270,000    405,000       418,500
 715,000                           286,000    429,000       443,300
 760,000                           304,000    456,000       471,200
 795,000                           318,000    477,000       492,900
 840,000                           336,000    504,000       520,800

--------------------------------------------------------------------------------

    The above table demonstrates senior executive pension benefits payable upon normal retirement under the Supplemental Retirement Plan and Supplemental Executive Retirement Plan at age 65 as a function of average annual income and years of service. Covered compensation under these plans consists only of the amounts in the Salary and Bonus columns of the Summary Compensation Table. Pursuant to the Supplemental Retirement Plan, a defined benefit plan, benefits are partially offset by Social Security payments and the monthly pension benefit payable upon retirement is based on final five years average compensation (base pay earnings only) multiplied by 1.7% for each year of service up to a maximum of 60%. Benefits under the Supplemental Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Supplemental Retirement Plan. The monthly benefit payable upon retirement under this plan is equal to 4% of the average of a participant's highest three years of earnings for each year of credited service with the Company up to a maximum of 62%. Benefits listed in the table above do not reflect the Social Security or other offset. For purposes of benefits under these plans, Messrs. Cavanaugh and Goodnight each have more than 15 1/2 years of credited service as well as three or more years of service on the Senior Management Committee, and are thereby entitled to the maximum percentage allowable in the benefit formula under these plans. Mr. Harder has seven years of credited service, Mr. Orser has five years of credited service, and Mr. McGehee has 11 years of credited service.

                             EMPLOYMENT AGREEMENTS

    Messrs. Cavanaugh, Orser, Harder and McGehee have entered into employment agreements with the Company. These agreements provide for base salary, bonuses, perquisites and participation in the various executive compensation plans offered to senior executives of the Company. Base salary increases and bonus amounts are determined by the Board of Directors' Committee on Organization and Compensation, as described in "Report of Board Committee on Organization and Compensation" below. None of the agreements provide a specific employment term; rather, they provide that employment is at the continued will of the parties. Termination and other key provisions of the agreements are discussed below.

AGREEMENT WITH MR. CAVANAUGH

    The agreement with Mr. Cavanaugh provides that upon termination or constructive termination of employment by the Company for any reason other than good cause, Mr. Cavanaugh will retain all vested benefits under the Company's established benefit programs, and will be entitled to the continuation of full base salary and health benefits for 24 months. Constructive termination is defined in the agreement with Mr. Cavanaugh as a change in the form of ownership of the Company or a change in the Chairman and Chief Executive Officer (or a material change in his responsibilities), and must be elected by Mr. Cavanaugh within one year of the occurrence of such a change. The agreement with Mr. Cavanaugh provides that if employment under the agreement is terminated by him for any reason other than death or disability, he shall retain all vested benefits but shall not be entitled to any form of salary or health benefit continuance. Pursuant to the terms of the agreement, Mr. Cavanaugh received 14 years of credited service in the Supplemental Executive Retirement Plan.

AGREEMENT WITH MR. ORSER

    The agreement with Mr. Orser provides that upon termination or constructive termination of employment by the Company for any reason other than good cause, Mr. Orser shall retain all benefit rights vested under the Company's established benefit programs. If Mr. Orser's employment is terminated after he has attained age 55 but before he attains age 60, the Company shall pay to him a retirement severance benefit of $153,912 per year (less benefits payable under the Supplemental Executive Retirement Plan) for the remainder of his life. Constructive termination is defined in the agreement with Mr. Orser as a change in the form of ownership of the Company or a change in the Chairman and Chief Executive Officer (or a material change in his responsibilities), and must be elected by Mr. Orser within one year of the occurrence of such a change. The agreement with Mr. Orser provides that if employment under the agreement is terminated by him for any reason other than death or disability, he shall retain all vested benefits but shall not be entitled to any form of salary or benefit continuance. Pursuant to the terms of the agreement, Mr. Orser received nine years of credited service in the Deferred Compensation Plan for Key Management Employees.

AGREEMENT WITH MR. HARDER

    Under the terms of his employment agreement with the Company, Mr. Harder received three years of credited service in the Supplemental Executive Retirement Plan.

AGREEMENT WITH MR. MCGEHEE

    The agreement with Mr. McGehee provides that if within two years of the date of the Agreement, his employment is terminated without cause or is constructively terminated, then he will receive severance benefits of two years of annual base salary and all vested benefits under the Company's existing benefit programs. For purposes of Mr. McGehee's employment agreement, "constructive termination" is defined as a change in the form of ownership of the Company or a change in the present Chief Executive Officer of the Company or a material change in his or Mr. McGehee's responsibilities. If Mr. McGehee terminates his employment voluntarily for any reason other than a constructive termination, or if his employment is terminated for cause, then he shall retain all vested benefits under the Company's existing benefit programs, but shall not be entitled to any form of salary continuance or severance benefit. Under the terms of the agreement, Mr. McGehee received 10 years of credited service in the Supplemental Executive Retirement Plan, three years of which were deemed to have been in service on the Senior Executive Committee. In addition, the Agreement provides for certain initial compensation paid in connection with the commencement of Mr. McGehee's employment with the Company.

                   REPORT OF BOARD COMMITTEE ON ORGANIZATION
                                AND COMPENSATION

    The Company's executive compensation program is administered by the Committee on Organization and Compensation of the Board of Directors (the "Committee"). The five-member Committee is composed entirely of independent outside Directors who are not eligible to participate in any compensation program in which Company executives participate other than the 1997 Equity Incentive Plan.

COMPENSATION PRINCIPLES

COMPARISON GROUPS

    The Company uses an independent executive benefits consulting firm to assist the Company in meeting its compensation objectives. Each year, this consulting firm provides the Committee with an analysis comparing overall compensation paid to the Company's executives with overall compensation paid to executives of two comparison groups of electric utility companies. One comparison group consists of the twenty-seven electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States. The other comparison group consists of a broad group of electric utilities across the United States. (The first comparison group is identical to the group of companies utilized for performance comparisons in determining award eligibility under the Company's Management Incentive Compensation Plan and in determining whether certain performance measures are met under the 1997 Equity Incentive Plan.) While these comparison groups are different from the group of companies comprising the Standard & Poor's Electric Index, which is a published industry index shown in the performance graph on page 23, the Committee believes these electric utility companies are appropriate for overall compensation comparisons because they reflect the appropriate labor markets for the Company's executives.

    The Company's executive compensation program consists of four major elements: base salary; other annual compensation opportunities; long-term compensation opportunities; and other benefit opportunities. The Committee's objective in administering this program is to structure, through a combination of these elements, an overall compensation package for executives which approximates in value the median level to third quartile of overall compensation paid to executives of the comparison group. Overall compensation paid to the Company's executives in 1998 met this objective.

STOCK OWNERSHIP GUIDELINES

    In an effort to more closely link the interests of the Company's management with those of its shareholders, in 1997, the Board of Directors adopted stock ownership guidelines, which are designed to ensure that the Company's management has a significant financial equity investment in the Company. Those guidelines require the Company's officers and department heads to own from 1 to 4 times their base salary in the form of Company stock within five years. (The specific multiplier applied to base salary depends upon the individual's position.) In addition to shares owned outright, the following are considered stock owned by executives and department heads for purposes of the guidelines: (1) stock held in any defined benefit, defined contribution, ESOP or other stock-based plan; (2) performance units or phantom stock ("derivative securities") deferred under an annual incentive plan; (3) performance units or phantom stock earned and deferred in any long-term incentive plan accounts; (4) restricted stock awards; and (5) stock held in a family trust or immediate family holdings.

SECTION 162(M)

    Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount a publicly held corporation may deduct for compensation over $1 million paid or accrued with respect to the Company's Chief Executive Officer and any of the other four most highly compensated officers. Certain performance-based compensation is, however, specifically exempt from the deduction limit. To qualify as exempt, compensation must be made pursuant to a plan that is (1) administered by a committee of outside directors, (2) based on achieving objective performance goals and (3) disclosed to and approved by the shareholders. The 1998 compensation disclosed in this proxy statement does not exceed the limit. As to future compensation, the Company does not have a policy that requires the Committee to qualify compensation awarded to executive officers for deductibility under Section 162(m) of the Code. The Committee does, however, consider the impact of Section 162(m) when determining executive compensation, and the 1997 Equity Incentive Plan is intended to minimize the effect of this provision. Although the Committee is not required to qualify executive compensation paid to Company executives for exemption from Section 162(m), it will continue to consider the effects of Section 162(m) when making compensation decisions.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

    Set forth below is a description of the major elements of the Company's executive compensation program and their relationship to corporate performance, as well as a summary of the actions taken by the Committee with respect to the compensation of the Chief Executive Officer.

BASE SALARY

    Executives of the Company receive a base salary determined by the Committee based upon the value of their position compared to competitively established salary ranges, their individual performance and overall corporate performance. The Committee does not utilize specific targets or a specific mathematical formula in determining base salaries. The Committee in its discretion approved the base salaries of the Chief Executive Officer and the named executives, as set forth in the Summary Compensation Table. These salaries were based on each executive's level of responsibility in the Company, the competitive (median to third quartile) level of compensation for executives in the comparison group of utilities, the achievement of corporate goals and individual merit performance as qualitatively determined by the Committee.

OTHER ANNUAL COMPENSATION OPPORTUNITIES

MANAGEMENT INCENTIVE COMPENSATION PLAN

    The Company sponsors a Management Incentive Compensation Plan for its senior executives, department heads and selected key employees. In order for awards to be made under the plan, two conditions must be satisfied. First, a contribution must be earned by one or more groups of employees under the corporate incentive feature of the Company's Stock Purchase-Savings Plan, a tax qualified 401(k) plan. Incentive matching contributions are earned by participating employees if at least five out of ten annual corporate and business unit goals are met. (See the description of the Stock Purchase-Savings Plan under "Other Benefit Opportunities" below.) Second, the Company's return on common equity and electric revenue per kWh for the most recent three-year period must be above the median of those companies in a comparison group that is comprised of the twenty-seven electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States. This twenty-seven member comparison group is the same as one of the comparison groups utilized for overall compensation purposes. This performance comparison group differs from the twenty-seven member group comprising the Standard & Poor's Electric Index shown in the performance graph on page 23.

    If participants at or above the department head level of the Company are eligible for awards, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. If participants below the department head level of the Company are eligible for awards, then the Chief Executive Officer has sole and complete authority to approve such awards.

    Awards consist of both a corporate component and a noncorporate component. Award opportunities, expressed as a percentage of annual base salary earnings, are applicable to both components of an award. The corporate component of an award is based upon the overall performance of the Company. The noncorporate component of an award is based upon the level of attainment of business unit/group, departmental and individual performance measures. Those measures are evaluated in terms of three levels of performance--outstanding, target and threshold--each of which is related to a particular payout percentage. If earned, awards are either paid in cash in the succeeding year or deferred to a later date, as elected by each individual participant. Deferred awards are recorded in the form of performance units. Each performance unit is generally equivalent to a share of the Company's Common Stock.

    The threshold requirements for award eligibility, as discussed above, were met and exceeded in 1998. At a meeting of the Committee on March 17, 1999, based on highly commendable performance, awards were made at the discretion of the Committee to the named executives, including the Chief Executive Officer, as set forth in the Summary Compensation Table under the Bonus column.

LONG-TERM COMPENSATION OPPORTUNITIES

1997 EQUITY INCENTIVE PLAN

    The 1997 Equity Incentive Plan, which was approved by the Company's shareholders in 1997, allows the Committee to make various types of awards to officers, other key employees, and also Directors of the Company, its affiliates and subsidiaries. Selection of participants is within the sole discretion of the Committee. Thus, the number of persons eligible to participate in the Plan and the number of grantees may vary from year to year. The Plan was effective as of January 1, 1997, and will expire on January 1, 2007, provided, however, that all awards made prior to and outstanding on that date shall remain valid in accordance with their terms and conditions.

    The 1997 Equity Incentive Plan is a broad umbrella plan that allows the Company to enter into Award Agreements with participants and adopt various individual Sub-Plans that will permit the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance shares and other stock unit awards or stock-based forms of awards. The Plan sets forth certain minimum requirements for each type of award, with detailed provisions regarding awards to be set out either in Award Agreements or in the Sub-Plans adopted under the Plan. Subject to adjustment as provided in the Plan, the maximum aggregate number of shares that may be issued over the years pursuant to awards made under the Plan cannot exceed 5,000,000 shares of Common Stock, which may be in any combination of options, restricted stock, performance shares, or any other right or option.

    Under the terms of the Plan, the Committee may grant awards in a manner that qualifies them for the performance-based exception to Section 162(m) of the Internal Revenue Code of 1986, as amended, or it may grant awards that do not qualify for the exemption.

PERFORMANCE SHARE SUB-PLAN

    Pursuant to the provisions of the 1997 Equity Incentive Plan, the Committee adopted the Performance Share Sub-Plan, which governs the issuance of performance share awards to Company officers and key employees, as selected by the Committee in its sole discretion. A "performance share" is a unit granted to a participant, the value of which is equal to the value of a share of the Company's Common Stock. The Committee may grant performance share awards which range from 20% to 75% of a participant's base salary, depending upon the participant's position and job value. (For purposes of the Sub-Plan, base salary is not reduced to reflect salary deferrals and does not include incentive compensation.) The number of performance shares awarded are recorded in a separate account for each participant, and are adjusted to reflect dividends, stock splits or other adjustments in the Company's Common Stock.

    The performance period for an award under the Sub-Plan is the three consecutive year period beginning in the year in which the award is granted. The sole performance measure under the Sub-Plan is Total Shareholder Return ("TSR"), which is defined in the Sub-Plan as the appreciation or depreciation in the value of stock (which is equal to the closing value of the stock on the last trading day of the relevant period minus the closing value of the stock on the last trading day of the preceding year) plus dividends declared during the relevant period divided by the closing value of the stock on the last trading day of the preceding year. Awards under the Sub-Plan vest on January 1 following the end of a three-year performance period, provided, however, that the following methodology is used to determine each award vested under the Sub-Plan:
1) the TSR for the Company for each year during the performance period is determined; 2) those annual figures are averaged to determine the Company TSR;
3) the average TSR for all Peer Group utilities for each year during the performance period is determined (the Peer Group is comprised of the twenty-seven major electric utility companies with fossil fuel and nuclear operations in the eastern portion of the United States); 4) those figures are averaged to determine the Peer Group TSR; 5) the Peer Group TSR for the performance period is subtracted from the Company TSR for the performance period; 6) the difference between the Company TSR and the Peer Group TSR is used to determine the multiplier that will be used to calculate the number of vested performance shares in each participant's account. (Differences in TSR can range from a low of (2.0%) or less to a high of 5% or more, and correspond to multipliers of 0 to 200%); and 7) the multiplier is applied to the number of performance shares in the participant's performance share account to determine the actual number of vested performance shares in that account. The aggregate value of vested performance shares is equal to the number of vested performance shares in the participant's account multiplied by the closing price of the Company's Common Stock, as published in THE WALL STREET JOURNAL on the last trading day before payment of the award.

    Awards are paid in cash after expiration of the performance period. Payment can be made in either (i) lump sum on or about April 1 of the year immediately following the performance period or (ii) in accordance with an election to defer in 25% increments, made during the first year of the performance period. In the event of death, disability, normal retirement or a change-in-control of the Company, any award granted under the Sub-Plan immediately becomes vested. The aggregate value of the vested award is determined using a multiplier that is based on the difference between the Company TSR and the Peer Group TSR over the portion of the performance period that was completed before the terminating event occurred.

    Prior to 1997, the Company sponsored a Long-Term Compensation Program; however, that Program was terminated upon the shareholders' approval of the Company's 1997 Equity Incentive Plan. (All awards made and outstanding under the Long-Term Compensation Program prior to its termination remain valid in accordance with their terms and conditions.)

RESTRICTED STOCK AWARDS

    Section 9 of the 1997 Equity Incentive Plan provides for the granting of shares of restricted stock by the Committee to "key employees" of the Company in such amounts and for such duration and/or consideration as it shall determine. The Plan defines "key employee" as an officer or other employee of the Company, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company. Each restricted stock grant must be evidenced by an agreement specifying the period of restriction; the conditions that must be satisfied prior to removal of the restriction, the number of shares granted, and such other provisions as the Committee shall determine.

    Restricted stock covered by each award made under the Plan will be provided to and become freely transferable by the recipient after the last day of the period of restriction and/or upon the satisfaction of other conditions as determined by the Committee. If the grant of restricted stock is performance based, the total period of restriction for any or all shares or units of restricted stock granted shall be no less than one (1) year. Any other shares of restricted stock issued pursuant to the Plan must provide that the minimum period of restrictions shall be three (3) years, which period of restriction may permit the removal of restrictions on no more than one-third (1/3) of the shares of restricted stock at the end of the first year following the grant date, and the removal of the restrictions on an additional one-third (1/3) of the shares at the end of each subsequent year. The Plan provides that in no event shall any restrictions be removed from shares of restricted stock during the first year following the grant date, except in the event of a change in control.

    During the period of restriction, recipients of shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares, and shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any such dividends or distributions are paid in shares, those shares shall be subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed.

OTHER BENEFIT OPPORTUNITIES

    The following additional benefit opportunities are also available to the Company's senior executives:

    - The Company sponsors a Deferred Compensation Plan for Key Management Employees which allows a participant to defer until retirement up to 15% of the participant's annual compensation for one or four years. All employees at or above the department head level are eligible to participate in the Plan. Upon retirement, the participant receives monthly supplemental retirement payments over a 180-month period.

    - Pursuant to the Executive Deferred Compensation Plan, all or a portion of an executive's salary may be deferred. There was no elected deferral of compensation in 1998 under this plan.

    - To replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made but for (i) the deferral of salary under the Executive Deferred Compensation Plan and the Deferred Compensation Plan for Key Management Employees and (ii) compensation limitations under Section 415 of the Internal Revenue Code of 1986, as amended, senior executives and other employees are credited with performance units equal in value to shares of the Common Stock of the Company. These performance units do not represent an equity interest in the Company and convey no voting rights to their owners. However, additional units are credited from time to time to reflect the payment of dividends on the Company's Common Stock. Unless otherwise determined by the Board, at the time a participant is no longer a full-time employee of the Company, he or she will receive cash equal to the market value of a share of Common Stock times the number of performance units credited to the account of the participant. (The vesting rules that apply to the Company's contributions to the Stock Purchase-Savings Plan apply to these plans as well.)

    - The Company has implemented an executive split dollar life insurance program which consists of two separate plans. The first plan provides life insurance coverage approximately equal to three times salary for senior executives. The second plan provides additional life insurance coverage approximately equal to five times salary for those officers of the Company who are also members of the Board of Directors.

    - The Company also provides broad-based employee benefit plans in which senior executives participate. Under the Stock Purchase-Savings Plan, a salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended ("Code"), full-time, highly compensated employees may invest up to 10% of earnings (up to a maximum of $10,000 in 1998) on a before-tax basis in the Company's Common Stock and other investment options. The Company makes a matching contribution of 50% of such investment (up to 3% of earnings) which is invested in Company Common Stock. Under an incentive feature, the Company's contribution may be increased by up to an additional 50% if certain corporate and business unit financial, operating, safety, customer satisfaction, and other performance goals are met. The Company also sponsors the Supplemental Retirement Plan, a defined benefit plan which covers full-time employees who are at least twenty-one years old and have been employed for at least one year. The right to receive pension benefits under this plan is vested after five years. The monthly pension benefit payable upon retirement is based on final five years average compensation (base pay earnings only) multiplied by 1.7% for each year of service up to a maximum of 60%, less projected age 65 Social Security benefits multiplied by 1.43% for each year of service up to a maximum of 50%. Effective January 1, 1999, the Supplemental Retirement Plan was amended to implement a cash balance formula feature. Accruals will continue under both formulas for eligible participants through December 31, 2003. At that time, benefit accruals based upon the "five years average compensation" formula will be frozen.

    - The Restoration Retirement Plan is an unfunded retirement plan for a select group of management or highly compensated employees. The Plan "restores" the full benefit that would be provided under the Supplemental Retirement Plan but for certain Code limits imposed on the benefit levels of highly compensated employees. Generally, the benefit for participants is a monthly benefit payment equal to the difference between (i) a participant's accrued benefit under the Supplemental Retirement Plan without regard to the Internal Revenue Service compensation and benefit limits;

      and (ii) a participant's accrued benefit as calculated under the Supplemental Retirement Plan. The eligibility and vesting requirement for this Plan are the same as those for the Supplemental Retirement Plan. Participants under the Supplemental Executive Retirement Plan forego participation in and rights under this Plan.

    - The Supplemental Executive Retirement Plan provides a retirement benefit for eligible senior executives equal to 4% of the average of their highest three years of base salary earnings and annual bonus for each year of credited service with the Company up to a maximum of 62%. Benefits under this Plan are fully offset by Social Security benefits and by benefits paid under the Company's Supplemental Retirement Plan.

    - The Company's senior executives also receive certain perquisites and other personal benefits. In addition, executives received gross-up payments in 1998 for related federal and state income tax obligations, as disclosed in the Summary Compensation Table on page 10.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Compensation in 1998 for the Chief Executive Officer was consistent with the compensation principles described above and reflected performance of the Company and the individual in 1998, as well as services in 1998. The determination of his compensation by the Committee was qualitative in nature and based on a variety of factors, including comparison group compensation data, attainment of various corporate goals, total shareholder return, financial and operating performance, individual performance and other factors. Specific mathematical weights were not assigned to these factors. Overall compensation in 1998 fell within the targeted level (median to third quartile) of overall compensation paid to chief executive officers in the comparison groups.

    The Committee considered the substantial progress the Company made towards its goal of becoming a total energy provider for customers while growing earnings and securing gas supplies for planned electric power plants. Specifically, the Committee considered the Company's strong financial performance in 1998, noting that the total return to shareholders of 16 percent in 1998 outperformed the Standard & Poor's Electric Index for the sixth time in the last seven years. The Committee also considered the significant role the Company's planned acquisition of North Carolina Natural Gas Corporation will play in the Company's accomplishment of its long-term strategic objectives. The Committee noted that this acquisition will enable the Company to offer its customers a broader assortment of products and make fuel needed for the Company's planned gas-fired power plants more accessible. The Committee also considered the fact that for the fifth consecutive year, the Company achieved a record level of nuclear generation, exceeding the 1997 level by 2.1 percent. The Committee noted that during this same period, annual operating and maintenance costs were reduced by 33 percent. The Committee took into account the success of the Company in dealing with important regulatory issues at the state and federal levels. The Committee considered the fact that the leadership provided by Mr. Cavanaugh contributed significantly to the Company's success in achieving corporate goals, implementing strategic initiatives, achieving national leadership in the fields of nuclear power and electric utility operations, focusing on leadership development and succession planning, implementing programs designed to enhance the diversity of the Company's work force, improving customer and community relations and supporting the economic growth and quality of life in the Company's service area.

                                          Committee on Organization and
                                          Compensation

                                          Charles W. Coker, Chairman
                                          Edwin B. Borden
                                          Robert L. Jones
                                          William O. McCoy
                                          J. Tylee Wilson

                               PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Electric Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
           AMONG CAROLINA POWER & LIGHT COMPANY, S&P 500 STOCK INDEX
                             AND S&P ELECTRIC INDEX

           Measurement Period                   Company
          (Fiscal year covered)              Common Stock      S&P Electric Index      S&P 500 Index
1993                                           $     100            $     100            $     100
1994                                           $      94            $      87            $     101
1995                                           $     130            $     114            $     139
1996                                           $     145            $     114            $     171
1997                                           $     177            $     143            $     228
1998                                           $     205            $     166            $     294

------------------------

* $100 invested on 12/31/93 in Stock or Index
  Including reinvestment of dividends
  Fiscal Year Ending December 31

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Deloitte & Touche LLP has been selected by the Board of Directors to serve as independent public accountants for the Company for the current year, having served in that capacity since 1930. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

    The Company's 1998 Annual Report, which includes financial statements for the fiscal years ended December 31, 1998, and 1997, together with related notes, audited statements of income and changes in financial position for the three most recent years, and the report of Deloitte & Touche LLP, independent public accountants, was mailed to shareholders of record as of the close of business on March 5, 1999.

                          FUTURE SHAREHOLDER PROPOSALS

    Shareholder proposals submitted for inclusion in the proxy statement for the Company's 2000 Annual Meeting must be received no later than December 2, 1999 at the Company's principal executive offices, addressed to the attention of:

                       William D. Johnson
                       Senior Vice President and Corporate Secretary Carolina Power & Light Company
                       Post Office Box 1551
                       Raleigh, North Carolina 27602-1551

    Any other proposal which a shareholder desires to be presented for action at an Annual Meeting must be received by the Secretary of the Company no later than the close of business on the 60(th) day prior to the first anniversary of the immediately preceding year's annual meeting. The proposal must include a brief description of the business desired to be brought before the meeting, the shareholder's name and address, the class and number of shares owned by the shareholder and disclosure of any material interest the shareholder may have in the matter proposed.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters are properly brought before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment.

                                     [MAP]

Map showing the location of the Company's 1999 Annual Shareholders' Meeting to be held at the Sheraton Capital Center Hotel in Raleigh, NC appears here.

                           CAROLINA POWER & LIGHT COMPANY
                411 Fayetteville Street, Raleigh, North Carolina 27601

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

PROXY. The undersigned hereby appoints Sherwood H. Smith, Jr. and William Cavanaugh III, and each of them, as Proxies, with full power of substitution, to vote the shares of stock of Carolina Power & Light Company registered in the name of the undersigned, or which the undersigned has the power to vote, at the Annual Meeting of Shareholders of the Company to be held Wednesday, Mary 12, 1999, at 10:00 a.m., and at any adjournment thereof, for the election of directors, and upon other matters properly brought before the meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and the Proxy Statement.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT. THE NOMINEES FOR DIRECTOR
ARE: L. BAKER, J. MULLIN, W. MCCOY, S. SMITH AND J. WILSON, IF ANY DIRECTOR BECOMES UNAVAILABLE, THE PROXIES WILL VOTE FOR A SUBSTITUTE DESIGNATED BY THE BOARD.

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PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE.
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NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, or as custodian for a minor, please give full title as such. If a corporation, please have signed in full corporate name by any authorized officer, giving full title. If a partnership, sign in full partnership name by an authorized person, giving full title.
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HAS YOUR ADDRESS CHANGED? COMPLETE BELOW.
NEW ADDRESS:

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

    PLEASE MARK VOTES
/X/ AS IN THIS EXAMPLE

                                                                          Directors Recommend Vote FOR
--------------------------------------------------                        ------------------------
                                                                  1. ELECTION OF DIRECTORS AS SET FORTH IN
       CAROLINA POWER & LIGHT COMPANY                                THE PROXY STATEMENT.
                                                                                         For All     With-    For All
--------------------------------------------------                          NOMINEES:    Nominees    hold     Except
                                                                            L. BAKER
MARK BOX AT RIGHT IF AN ADDRESS CHANGE HAS     / /                          J. MULLIN      / /        / /       / /
BEEN NOTED ON THE REVERSE SIDE OF THIS CARD.                                W. MCCOY
                                                                            S. SMITH
                                                                            J. WILSON

                                                                      NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A
                                                                      PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND
                                                                      STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S).
                                                                      YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).


                                                                  2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
                                                                     UPON SUCH OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE
                                                                     THE MEETING OR ANY ADJOURNMENT THEREOF.



Please be sure to sign and date this Proxy.   Date
-------------------------------------------------------------


-------------------------------------------------------------
   Shareholder sign here              Co-owner sign here